EXHIBIT 99.1



Contact:     Charles H. Majors - (434) 773-2219
             President & CEO

Distribute:  PR Newswire, Virginia State/Local News

Dated:       May 18, 2004




         American National Bankshares Announces Dividend Increase


     FOR IMMEDIATE RELEASE (Danville, Virginia) - The Board of Directors of American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, declared an increase in the per share dividend. A quarterly cash dividend of $0.20 per share of common stock will be payable on June 25, 2004, to shareholders of record on June 11, 2004. This represents a 5.3% increase over last quarter's dividend of $0.19 per share.

     Charles H. Majors, President and Chief Executive Officer said, "This dividend increase marks the 28th consecutive year that we have increased regular dividends to our shareholders. We are pleased that our operating results permit us to share more with our shareholders while retaining a sufficient portion of our earnings to maintain our strong equity base with adequate capital for growth."

     American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with fourteen offices in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County and South Boston, Virginia and Yanceyville, North Carolina. Services are also provided through twenty ATMs, "AmeriLink" internet banking, and 24-hour "Access American" phone banking. Two bank subsidiaries, ANB Mortgage Corp. and ANB Investor Services, offer mortgage loans and brokerage services. The shares of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol "AMNB". Additional information about American National is available on its website at www.amnb.com.